Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
Al Galgano

Gerri Dyrek

Vice President of Investor Relations

Associate Director of Public Relations

Digital River, Inc.	Digital River, Inc.
952-253-8406	952-253-8396
investorrelations@digitalriver.com	publicrelations@digitalriver.com

DIGITAL RIVER EXCEEDS FIRST QUARTER ESTIMATES, INCREASES REVENUE 36 PERCENT YEAR-OVER-YEAR AND RAISES ANNUAL GUIDANCE

Company records GAAP net income of $0.13, a $0.26 improvement from the prior year net loss

MINNEAPOLIS, April 23, 2003 — Digital River, Inc. (NASDAQ: DRIV), a global leader in e-commerce outsourcing, today reported revenue of $24.6 million for the quarter ended March 31, 2003. This represents a year-over-year increase of 36 percent from revenue of $18.1 million in the first quarter of last year, and a more than 14 percent sequential increase from the $21.5 million in net revenue generated in the fourth quarter of 2002. This performance exceeded the Company’s previous first quarter 2003 guidance of $21.5 million. Gross margins were 84.2 percent in the first quarter 2003, approximately 260 basis points higher than the same period last year, and 54 basis points higher than the fourth quarter of 2002.

In the first quarter, net income totaled $4.0 million, or $0.13 per share, as reflected under U.S. Generally Accepted Accounting Principles (GAAP). This compares to a net loss of $3.5 million, or $0.13 per share for the same period last year, and net income of $3.3 million, or $0.11 per share for the fourth quarter of 2002. These results exceeded guidance previously provided by the Company.

“We had a tremendous first quarter, exceeding both revenue and earnings-per-share expectations,” said Joel Ronning, Digital River’s CEO. “Digital River continues to demonstrate strong revenue growth and maximize savings from cost efficiency initiatives. We managed record-breaking transaction levels through our data centers, capitalized on our e-marketing services, rolled out new enterprise software and e-subscription service offerings, and completed two small but strategic acquisitions. We are pleased with the solid performance and the direction of the company. With a strong balance sheet and increasing profitability, we believe we are well-positioned for the remainder of 2003.”

In prior periods, Digital River has reported pro forma measures, which excluded certain expenses from net income to provide information regarding our core operating results. For purposes of comparison to historical information, Digital River’s net income in the first quarter of 2003, prior to the amortization of acquisition-related expenses was $5.2 million, or $0.17 per share. This compares to net income, prior to the amortization of acquisition-related expenses and litigation and other charges of $519,000, or $0.02 per share for the first quarter of 2002. This also compares to net income, prior to the amortization of acquisition-related expenses, of $4.5 million or $0.15 per share in the fourth quarter of 2002.

As of March 31, 2003, cash and investments totaled $49.2 million, an $8.4 million increase from December 31, 2002, and an $18.4 million increase from the same period in the prior year. Net working capital grew $4.1 million from year-end levels to $18.6 million as of March 31, 2003.

Segmented Financial Results

Digital River’s software services segment generated $21.0 million in revenue in the first quarter, a 43 percent increase over the first quarter of last year and a 17 percent sequential increase over revenue of $18.0 million in the fourth quarter of 2002. The segment had earnings before interest, taxes, depreciation and amortization (EBITDA) of $7.4 million for the quarter.

“Digital River continues to leverage growing market opportunities,” said Jay Kerutis, president of Digital River’s software and digital commerce services. “In the first quarter, our company’s growth was generated through new client contracts and expanded relationships with existing clients. In the near term, we plan to intensify our sales efforts in the channel and in the international arena, particularly in the APAC region. We also plan to expand into the enterprise software and subscription markets with new e-commerce offerings.”

The e-business services segment generated $3.6 million in revenue in the quarter. This represents a six percent increase over revenue of $3.4 million in the same period last year and a slight sequential increase over revenue of $3.5 million in the fourth quarter of 2002. The e-business services segment’s EBITDA loss was $598,000 for the quarter, down from a loss of $1.3 million in the prior quarter.

“As anticipated, the performance of the e-business services segment continues to improve primarily due to the previously announced operations consolidation and increased efficiencies,” said Carter Hicks, Digital River’s CFO. “This consolidation is unifying the organization in its delivery of e-commerce solutions. In addition, we are moving away from complex custom development projects in favor of our templated, revenue-share model. As a result, the expenses attributable to the e-business services segment have declined.”

Future Expectations

Based on Digital River’s first quarter performance, the Company is increasing its 2003 guidance. The Company currently expects total revenue for the year to be approximately $94 - $98 million. This is a $3 - $5 million increase over its previous guidance. The Company expects its software services segment revenue to comprise approximately 80-85 percent of total company revenue for the year. Based on the new revenue projection, the Company currently expects earnings per share to be $0.41 - $0.45 on a GAAP basis, and  $0.57 - $0.61, prior to the amortization of acquisition-related expenses. The Company’s previous guidance was $0.35 - $0.37 on a GAAP basis and $0.50 - $0.52, prior to the amortization of acquisition-related expenses.

“While we are very encouraged by the seasonal activity and transaction levels in the first quarter and we are raising our annual revenue and earnings per share guidance, we still believe it is prudent to remain guarded about the economy and technology spending patterns over the next few quarters,” said Ronning. “Our revised guidance continues to reflect guarded optimism.”

Consistent with historical seasonal patterns, for the second quarter Digital River currently expects to generate revenue of $22.5 million, a 16 percent improvement over the second quarter of 2002. The software services segment revenue is expected to comprise approximately 80 - 85 percent of revenue in the quarter. The Company currently expects earnings per share for the second quarter of $0.08 on a GAAP basis and $0.12, prior to the amortization of acquisition-related costs.

Note:  A reconciliation of the pro forma measurement data above is provided as a table following the condensed financial statements accompanying this announcement. Further information regarding the Company’s use of non-GAAP financial data has been included in the Company’s Form 8-K filed with the Securities and Exchange Commission on April 23, 2003.

Digital River will hold a first quarter conference call today at 4:45 p.m. Eastern Daylight Time. To access the call, please dial 877-422-0170, or listen to the webcast at http://drhome.digitalriver.com/livehtml/newsite/dr_invest_000.html.  Please go to the investor page to access the call and install any necessary audio software.

About Digital River, Inc.

Digital River, Inc., a global leader in e-commerce outsourcing, builds and manages profitable online businesses for nearly 34,000 companies worldwide. Its comprehensive e-commerce solution and world-class infrastructure are designed to help companies of all sizes quickly maximize online revenues as well as cut the costs and reduce the risks associated with running an e-commerce operation. Digital River’s international e-commerce services include site development and hosting, order management, fraud prevention, site merchandising, reporting and analytics, product fulfillment, e-marketing and multi-lingual customer service. Digital River’s clients include Symantec, Motorola, 3M, Major League Baseball Advanced Media, H&R Block, Novell, Autodesk, ACT! and Staples.com.

Founded in 1994, Digital River is headquartered in Minneapolis with offices throughout the United States and in Europe. For more details about Digital River, visit the corporate Web site at www.digitalriver.com or call 952-253-1234.

Digital River is a registered trademark of Digital River, Inc. All other company and product names are trademarks, registrations or copyrights of their respective owners.

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Forward-Looking Statements
Except for the historical information contained herein, this press release contains forward-looking statements, including statements containing the words, “believes,” “anticipates,” “expects,” and similar words. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others: the Company’s limited operating history and variability of operating results; competition in the electronic commerce market; and other risk factors referenced in the Company’s public filings with the Securities and Exchange Commission (the “SEC”). More specific information about potential factors that could affect the Company’s business and financial results is included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, including (without limitation) under the captions, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which is on file with the SEC and available at the SEC’s website at www.sec.gov. Additional information will also be set forth in those sections in Digital River’s Quarterly Report on Form 10-Q for the three month period ended March 31, 2003, which will be filed with the SEC in the second quarter of 2003.

Digital River, Inc.

First Quarter Results

(Unaudited, in thousands, except per share amounts)

Condensed Consolidated Balance Sheets

	As of
	March 31, 2003	December 31, 2002
Assets
Current assets
Cash and investments	$49,189	$40,801
Other current assets	12,650	12,204
Total current assets	61,839	53,005
Property and equipment, net	15,154	15,637
Goodwill and other assets	28,245	27,051
Total assets	$105,238	$95,693
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$35,339	$31,126
Deferred revenue	1,428	1,865
Accrued payroll and other liabilities	6,510	5,516
Total current liabilities	43,277	38,507
Stockholders’ equity	61,961	57,186
Total liabilities and stockholders’ equity	$105,238	$95,693

Condensed Consolidated Statements of Operations

	Three months ended March 31,
	2003	2002
Revenue	$24,600	$18,070
Costs and expenses:
Direct cost of services	942	615
Network and infrastructure	2,946	2,712
Sales and marketing	9,272	8,013
Product research and development	2,388	3,274
General and administrative	2,291	1,615
Litigation and other charges	—	2,500
Earnings (loss) before interest, taxes, depreciation and amortization	6,761	(659)
Depreciation and amortization	1,588	1,374
Amortization of acquisition related costs	1,221	1,549
Earnings (loss) from operations	3,952	(3,582)
Interest income	70	52
Net earnings (loss)	$4,022	$(3,530)

Net earnings (loss) per share — basic	$0.15	$(0.13)
Net earnings (loss) per share — diluted	$0.13	$(0.13)
Weighted average shares outstanding — basic	27,609	26,449
Weighted average shares outstanding — diluted	30,410	26,449

Note: Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is a non-GAAP financial measure. The presentation of this measure should be considered in addition to, not as a substitute, or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.

Digital River, Inc.
Pro Forma Reconciliations
Unaudited, in thousands, except per share amounts

	Three Months Ended March 31,		Three months ended
	2003	2002	December 31, 2002
Pro Forma Financial Reconciliations:
Net earnings (loss) per GAAP	$4,022	$(3,530)	$3,270
Add back amortization of acquisition related costs	1,221	1,549	1,182
Add back litigation and other charges	—	2,500	—
Pro Forma earnings	$5,243	$519	$4,452

Pro Forma net earnings per share — diluted	$0.17	$0.02	$0.15
Pro Forma weighted average shares outstanding — diluted	30,410	29,978	30,192

Segment EBITDA Reconciliations:
	Software	E-Business
	Segment	Segment	Consolidated
Three months ended 3/31/03
Revenue	$21,037	$3,563	$24,600
Expenses	13,678	4,161	17,839
EBITDA	$7,359	$(598)	$6,761

	Software	E-Business
	Segment	Segment	Consolidated
Three months ended 12/31/02
Revenue	$17,964	$3,530	$21,494
Expenses	10,653	4,822	15,475
EBITDA	$7,311	$(1,292)	$6,019

	Software	E-Business
	Segment	Segment	Consolidated
Three months ended 3/31/02
Revenue	$14,697	$3,373	$18,070
Expenses	10,322	5,907	16,229
Unallocated litigation and other charges	—	—	2,500
EBITDA	$4,375	$(2,534)	$(659)

Note: Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is a non-GAAP financial measure. The presentation of this measure should be considered in addition to, not as a substitute, or superior to, operating income, cash flows or other measures of financial performance prepared in accordance with GAAP.